Memorandum

Zhisheng Chen, shareholder of Nanhai Keda Hengsheng Aquiculture Co., Ltd. (the “Company”), has borrowed from the Company an aggregate amount of RMB 21,900,000 as of December, 2009. Such loan has been used for Zhisheng Chen’s personal investment in the construction of Foshan Nanhai Guanyao Processing Industrial Park. (The total investment in the industrial park is RMB 120,000,000. It has a total area of 108,000 square meters with the construction area of 85,000 square meters. ) Without paying for interest on arrears, the above loan will be paid off by deducting Zhisheng Chen’s allocation of shareholders’ dividends or any other means. Meanwhile, the corporation has the priority right in using the Foshan Nanhai Guanyao Processing Industrial Park after its construction has been completed. The rent incurred from such priority use will be agreed upon by Zhisheng Chen and the Company afterwards.

Shareholder: Zhisheng Chen	Company:
Nanhai Keda Hengsheng Aquiculture Co., Ltd.
Shareholder Signature:
/s/ Zhisheng Chen	Company’s Seal

Date: December 2009